Exhibit (h)(85)
FORM OF
AMENDMENT
OF
PARTICIPATION AGREEMENT
     This Amendment dated as of May 1, 2009 is by and among TRANSAMERICA LIFE INSURANCE COMPANY, (the “Company”) an Iowa corporation, on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to Participation Agreement (as defined below), (the “Separate Accounts”), PREMIER VIT, an open-end diversified management investment company organized under the laws of the State of Massachusetts (the “Fund”), and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC, a Delaware limited liability company (“AGI Distributors”).
     WHEREAS, the Company, the Fund and AGI Distributors have entered into a Participation Agreement on December 18, 1997 (the “Participation Agreement”); and
     WHEREAS, the Company, the Fund and AGI Distributors desire to amend the Participation Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Anti-Money Laundering. The following provision shall be added to the Participation Agreement as its last numbered Sub-Section under Section 1 and it shall be numbered accordingly:
     Each party to this Agreement hereby represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, each party to the Agreement represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.
     2. Replacement of Schedules 1 and 2. Schedules 1 and 2 of the Participation are deleted in their entirety and replaced by the following Schedules 1 and 2:

Schedule 1
Participation Agreement
Among
Premier VIT, Allianz Global Investors Distributors LLC, and Transamerica Life
Insurance Company
          The following separate accounts of Transamerica Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule 2:
Separate Account VA Z
Separate Account VA-6
Separate Account VA-7
Separate Account VA-8
Separate Account VUL-1
Separate Account VUL-2
Separate Account VUL-4
Separate Account VUL-5
Separate Account VUL-6
Schedule 2
Participation Agreement
Among
Premier VIT, Allianz Global Investors Distributors LLC, and Transamerica Life
Insurance Company
     The Separate Account(s) shown on Schedule 1 may invest in the following Portfolios of Premier VIT:
Premier NFJ Dividend Value Portfolio
OpCap Managed Portfolio
NACM Small Cap Portfolio
     3. Continuation. Except as set forth above, the Participation Agreement shall remain in full force and effect in accordance with its terms.
     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized representative as of the day and year first above written.
TRANSAMERICA LIFE INSURANCE COMPANY

By:
Name: Arthur D. Woods
Title: Vice President

PREMIER VIT

By:
Name: Brian Shlissel
Title: President & CEO

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:
Name: Andrew Meyers
Title: Managing Director